EXHIBIT 23.26

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, David Coupland, BSc, DipGeoSc, CFSG, ASIA, MAusIMM (CP), MMICA, Director, Geological Consulting, Principal Geostatistician, Cube Consulting Pty Ltd., hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Cerro Moro Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

CUBE CONSULTING PTY LTD.

By:	/s/ David Coupland
Name:	David Coupland, BSc, DipGeoSc, CFSG, ASIA, MAusIMM (CP), MMICA
Title:	Director, Geological Consulting, Principal Geostatistician

October 6, 2014